Proxy Voting Policy and Procedures

The AOG Institutional Fund has adopted the following Proxy Voting Policy and Procedures (the “Fund’s Policy”), as set forth below, in recognition of the fact that proxy voting is an important component of investment management and must be performed in a dutiful and purposeful fashion in order to advance the best interests of the Fund shareholders.

Shareholders of the Fund expect the Fund to vote proxies received from issuers whose voting securities are held by the Fund. The Fund exercises its voting responsibilities as a fiduciary, with the goal of maximizing the value of the Fund and its shareholder’s investments. F.L. Putnam (the “Adviser”) will seek to ensure that proxies are voted in the best interests of the Fund and its shareholders except where the Fund may be required by law to vote proxies in the same proportion as the vote of all other shareholders (i.e., “echo vote”).

Delegation of Proxy Voting to the Adviser

The Adviser shall vote all proxies relating to securities held by the Fund subject to any further policies and procedures contained herein, and in accordance with proxy voting policies and procedures (“Proxy Policy”) adopted by the Adviser in conformance with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

Disclosure of Proxy Voting Policy and Procedure in the Fund’s Statement of Additional Information (“SAI”) and Annual Report to Shareholders

The Fund shall include in its annual report to shareholders on Form N-CSR, filed with the Securities and Exchange Commission (“SEC”), a summary of the Proxy Policies and Procedures used to determine how proxies are voted relating to securities held in the portfolio(s). In lieu of including a summary of policy, the Fund may include the policies and procedures in full.

Material Conflicts of Interest

If (i) the Adviser knows that a vote presents a material conflict between the interests of: (a) shareholders of the Fund, and (b) the Adviser or any of affiliated persons; and (ii) the Adviser proposes to vote on the particular issue in the manner not prescribed by its Proxy Policy, then the Adviser will follow the material conflict of interest procedures set forth in the Adviser’s Proxy Policy when voting such proxies.

Adviser and Fund CCO Responsibilities

The Fund has delegated proxy voting authority with respect to the Fund’s portfolio securities to the Adviser, as set forth above. Consistent with this delegation, the Adviser and Fund CCO are responsible for the following:

•	The Adviser must implement written policies and procedures, in compliance with Rule 206(4)-6 under the Advisers Act, reasonably designed to ensure that the voting of portfolio securities is in the best interest of shareholders of the Fund.
•	At least annually, the Adviser will provide a summary of the material changes to their Proxy Policies. These changes, and a redlined copy of such Proxy Policies, as applicable, shall be provided to the Board and to the Fund CCO. The Adviser CCO shall review each applicable Proxy Policy at least annually to ensure compliance with Rule 206(4)-6 under the Advisers Act and appear reasonably designed to ensure that the Adviser votes portfolio securities in the best interest of shareholders of the Fund which owns the portfolio securities votes, as applicable.

•	Quarterly, the Fund CCO will request confirmation from the Adviser that any proxy votes for the Fund were handled in compliance with the Proxy Policies.

Review Responsibilities

The Adviser may retain a third-party proxy-voting service to coordinate, collect, and maintain all proxy-related information.

If the Adviser retains a third-party proxy-voting service, the Adviser will inquire with the service provider to confirm, at least annually, that any proxy votes for the Fund were handled in compliance with the Proxy Policies.

Preparation and Filing of Proxy Voting Record on Form N-PX

The Fund will file its complete proxy voting record with the SEC on Form N-PX annually by August 31 of each year.

The Fund’s Administrator will be responsible for the oversight and completion of the filing of Form N-PX with the SEC. The Fund’s Administrator will file Form N-PX for each twelve-month period ended June 30, and the filing for each year will be made with the SEC on or before August 31 of that year.

The Fund shall make available to shareholders, on its website and upon request, the record of how the Fund voted proxies relating to portfolio securities held by the Fund

Recordkeeping

Documentation of all votes for the Fund will be maintained by the Adviser, or through a third-party proxy voting service, if applicable.

Adopted: 12/13/2021

Amended: 5/14/2025

XX.       PROXY VOTING

AOG has adopted a policy not to accept proxy voting authority with respect to client securities holdings. In the event a proxy solicitation is sent to AOG on a client’s behalf, it is AOG’s practice to forward the solicitation to the client’s address of record immediately so that they may cast the proxy vote.

For the AOG Institutional Fund, AOG assumes the responsibility for decisioning all corporate actions. Generally corporate actions include, but are not limited to, participation in class action litigation and the handling of tender offers. Class action litigation claim notices are filed by the Fund’s custodian on behalf of AOG.